ARTICLES OF AMENDMENT
             TO ARTICLES OF INCORPORATION

                    RZ FUNDS, INC.


     The undersigned officer of RZ Funds, Inc., a corporation duly organized and existing under the Maryland General Corporation law (the "Corporation"), does hereby certify:

     FIRST:  That the name of the Corporation is RZ
Funds, Inc.

     SECOND:  That Article II of the Corporation's
Articles of Incorporation is amended in its entirety to read as follows:

                      ARTICLE II

                         Name

          2.1  Name.  The name of the corporation
     is Grand Prix Funds, Inc.
     (the "Corporation").

     THIRD:  That the amendment to the Corporation's
Articles of Incorporation (the "Amendment") was approved by a majority of the entire Board of Directors of the Corporation.

     FOURTH: That the Amendment is limited to a change expressly permitted by Section 2-605 of the Maryland
General Corporation Law to be made without action by the stockholders of the Corporation.

     FIFTH: That the Corporation is registered as an open-end investment company under the Investment
Company Act of 1940.

     IN WITNESS WHEREOF, the undersigned officer of the Corporation who executed the foregoing Articles of Amendment hereby acknowledges the same to be his act and further acknowledges that to the best of his knowledge, information and belief, the matters set forth herein are true in all material respects under the penalties for perjury.

     Dated this 26th day of November, 1997.

                              RZ FUNDS, INC.


                              By:/s/ Robert Zuccaro
                                 ------------------------
                                 Robert Zuccaro
                                 President


                              Attest: /s/ Phillipp Villhauy
                                      /s/ Andrea E. Ronistad